As filed with the Securities and Exchange Commission on April 24, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ARIZONA PUBLIC SERVICE COMPANY
(Exact name of registrant as specified in its charter)

Arizona (State or other jurisdiction of incorporation or organization)	86-0011170 (I.R.S. Employer Identification No.)
400 North Fifth Street, PO Box 53999
Phoenix, Arizona 85072-3999
(Address of Principal Executive Offices) (Zip Code)

DEFERRED COMPENSATION PLAN OF 2005 FOR EMPLOYEES OF PINNACLE
WEST CAPITAL CORPORATION AND AFFILIATES
(Full title of the plan)

Matthew P. Feeney
SNELL & WILMER L.L.P.
One Arizona Center
Phoenix, Arizona 85004-2202
(Name and address of agent for service)
(602) 382-6239
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Proposed
Title of securities		Proposed	maximum	Amount of
to be	Amount to be	maximum offering	aggregate offering	registration
registered(1)	registered	price per share	price(2)	fee
Deferred Compensation Obligations	$25,000,000	100%	$25,000,000	$1,395

(1)	The deferred compensation obligations are unsecured obligations of Arizona Public Service Company (the “Company”) to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (the “Plan”) for a select group of eligible employees. The deferred compensation obligations being registered represent the amount of compensation deferrals which are anticipated to be made by participants in the Plan during the five year period following the filing of this Registration Statement.

(2)	Calculated pursuant to Rule 457(h) under the Securities Act of 1933.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of Form S-8 will be sent or given to each employee who is eligible to participate in the Plan, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been filed by the Company with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are incorporated herein by reference, excluding in each case, information deemed furnished and not filed:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008; and

2.	The Company’s Current Reports on Form 8-K filed January 26, 2009, February 25, 2009, March 24, 2009 (two filings) and April 22, 2009.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents, excluding in each case, information deemed furnished and not filed. Any statement contained in this registration statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
     Under the Plan, the Company will provide eligible employees and directors the opportunity to defer a portion of their future cash compensation. The obligations of the Company ultimately to pay such deferred amounts in accordance with the Plan (the “Obligations”) will be unsecured general obligations of the Company and will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. A brief description of certain aspects of the Plan follows, and is qualified in its entirety by the full text of the Plan:
(a)	The Plan allows a senior management employee, officer, or Director (“Participant(s)”) to defer a portion of his or her compensation.

(b)	The amount of compensation to be deferred by each Participant will be determined in accordance with the Plan based on elections by the Participant for the Plan year. Each Obligation will be payable upon termination of employment or on a date selected by the Participant in accordance with the terms of the Plan with interest calculated in accordance with the Plan.

(c)	Each Participant or his or her beneficiary under the Plan is an unsecured general creditor of the Company with respect to his or her own Plan benefits. Benefits are payable solely from the Company’s general assets, and are subject to the risk of corporate insolvency.

(d)	Pinnacle West Capital Corporation (“PWCC”) has established a grantor trust, commonly referred to as a “rabbi trust,” for the Plan. The Company may make contributions to the trust to provide a source of funds to assist in meeting its obligations under the Plan. Participants have no interest in the assets of the trust. Funds in the trust are subject to the risk of corporate insolvency.

(e)	The Company reserves the right to partially or completely terminate the Plan with respect to its Participants, provided that such termination does not adversely affect any Participant or beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. PWCC reserves the right to amend the Plan subject to certain qualifications.

(f)	A committee (the “Plan Committee”) shall be appointed by the Board of Directors of PWCC and shall be charged with the general administration of the Plan and the Obligations. The Plan Committee has the right to interpret the Plan and determine all other matters that might arise under the terms and conditions of the Plan. Its decisions are final and binding on all Participants.

(g)	A Participant’s right or the right of any other person to the Obligations cannot be transferred, pledged, or encumbered subject to a Participant’s written designation of a beneficiary under the Plan or to the terms of a qualified domestic relations order.

(h)	The Obligations are not convertible into any other security and are not redeemable at the option of the Company.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Arizona Business Corporation Act (the “ABCA”) permits extensive indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws. Specific authority for indemnification of present and former directors and officers to the fullest extent permitted by applicable law is contained in Article VII of the Company’s Bylaws. Such indemnification is mandatory. Article Fifth of the Company’s Articles of Incorporation permits indemnification of current and former directors and officers if the board of directors determines in good faith that the person did not act, fail to act or refuse to act willfully or with gross negligence or with fraudulent or criminal intent.
     Under the ABCA, in order for a corporation to indemnify a director or officer, a majority of the corporation’s disinterested directors, special legal counsel, or the shareholders must find that the conduct of the individual to be indemnified was in good faith and that the individual reasonably believed that the conduct was in the corporation’s best interests (in the case of conduct in an “official capacity” with the corporation) or that the conduct was at least not opposed to the corporation’s best interests (in all other cases). In the case of any criminal proceeding, the finding must be to the effect that the individual had no reasonable cause to believe the conduct was unlawful. Indemnification is permitted with respect to expenses, judgments, fines and amounts paid in settlement by such individuals, except that, in the case of a proceeding by or in the right of the corporation, indemnification is limited to reasonable expenses incurred in connection with the proceeding. However, a corporation cannot indemnify a director in the cases noted in clause (ii) of the second sentence of the following paragraph. Broader indemnification is allowed, with certain limitations, for a director as provided in a corporation’s articles of incorporation, and for an officer who is not also a director or where the basis on which the officer was made a party to the proceeding is an act or omission solely as an officer, as provided in the articles of incorporation, bylaws, a resolution of the board of directors or a contract.
     Indemnification under the ABCA is permissive, except in the event of a successful defense, in which case a director or officer must be indemnified against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding unless such indemnification is limited by the articles of incorporation. In addition, the ABCA requires Arizona corporations to indemnify any “outside director” (a director who is not an officer, employee or holder of more than five percent of any class of the corporation’s stock or the stock of any affiliate of the corporation) against liability unless (i) the corporation’s articles of incorporation limit such indemnification, (ii) the director is adjudged liable in a proceeding by or in the right of the corporation or in any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director, or

(iii) a court determines, before payment to the outside director, that the director failed to meet the standards of conduct described in the preceding paragraph. With certain limitations, a court may also order that an individual be indemnified if the court finds that the individual is fairly and reasonably entitled to indemnification in light of all of the relevant circumstances, whether or not the individual has met the standards of conduct in this and the preceding paragraph or was adjudged liable as described above.
     In addition, we have, from time to time, entered into and/or may enter into agreements to indemnify certain of our directors and officers to the fullest extent allowed by law, subject to certain exceptions. To the extent the Board or shareholders may in the future wish to limit or repeal our ability to provide indemnification to our officers and directors, such repeal or limitation may not be effective as to directors or officers who are parties to any indemnification agreements because their rights to full protection would be contractually assured by such agreements.
     In Arizona, a corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against liability asserted against or incurred by the individual arising from the individual’s status as a director or officer. We maintain insurance on a regular basis (and not specifically in connection with this offering) against liabilities arising on the part of directors and officers out of their performance in such capacities or arising on our part out of the foregoing indemnification provisions, subject to certain exclusions and to the policy limits.
     For information regarding our undertaking to submit to adjudication the issue of indemnification for violation of the securities laws, see Item 9 below.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description

4.1	Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (incorporated herein by reference to Exhibit 10.2.6 to the Company’s 2008 Form 10-K Report filed February 20, 2009)

5.1	Opinion of Snell & Wilmer L.L.P.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Snell & Wilmer L.L.P. (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (contained within the signature page hereto)

24.2	Resolutions of the Board of Directors re the Powers of Attorney
Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 24th day of April, 2009.

ARIZONA PUBLIC SERVICE COMPANY
By:	/s/ Donald E. Brandt
Donald E. Brandt
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes James R. Hatfield, Chris N. Froggatt and Nancy C. Loftin, and each of them, as attorneys-in-fact, to sign his or her name on his or her behalf, individually and in each capacity designated below, to file any amendments, including post-effective amendments, to this registration statement.

SIGNATURE	TITLE	DATE

/s/ William J. Post (William J. Post, Chairman of the Board of Directors)	Director	April 24, 2009

/s/ Donald E. Brandt (Donald E. Brandt, Chief Executive Officer)	Principal Executive Officer and Director	April 24, 2009

/s/ James R. Hatfield (James R. Hatfield, Senior Vice President and Chief Financial Officer)	Principal Financial Officer and Principal Accounting Officer	April 24, 2009

(Edward N. Basha, Jr.)	Director

II-1

SIGNATURE	TITLE	DATE

/s/ Susan Clark-Johnson (Susan Clark-Johnson)	Director	April 24, 2009

/s/ Michael L. Gallagher (Michael L. Gallagher)	Director	April 24, 2009

/s/ Pamela Grant (Pamela Grant)	Director	April 24, 2009

/s/ Roy A. Herberger, Jr. (Roy A. Herberger, Jr.)	Director	April 24, 2009

(William S. Jamieson)	Director

/s/ Humberto S. Lopez (Humberto S. Lopez)	Director	April 24, 2009

/s/ Kathryn L. Munro (Kathryn L. Munro)	Director	April 24, 2009

/s/ Bruce J. Nordstrom (Bruce J. Nordstrom)	Director	April 24, 2009

/s/ W. Douglas Parker (W. Douglas Parker)	Director	April 24, 2009

/s/ William L. Stewart (William L. Stewart)	Director	April 24, 2009

II-2

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Deferred Compensation Plan of 2005 for Employees of Pinnacle West Capital Corporation and Affiliates (incorporated herein by reference to Exhibit 10.2.6 to the Company’s 2008 Form 10-K Report filed February 20, 2009)

5.1	Opinion of Snell & Wilmer L.L.P.

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Snell & Wilmer L.L.P. (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (contained within the signature page hereto)

24.2	Resolutions of the Board of Directors re the Powers of Attorney